Exhibit 99.1
PRESS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

Release date: April 28, 2016	Contact:	Steven F. Nicola
Chief Financial Officer
412-442-8262

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL 2016 SECOND QUARTER
•	GAAP EARNINGS INCREASE TO $0.43 PER SHARE, COMPARED TO $0.27 LAST YEAR
•	ADJUSTED EARNINGS INCREASE TO $0.75 PER SHARE, COMPARED TO $0.67 LAST YEAR
•	REVENUES INCREASE TO $367.2 MILLION
•	ADJUSTED EBITDA INCREASES TO $56.1 MILLION
•	INTEGRATIONS OF SGK AND AURORA REMAIN ON TRACK

PITTSBURGH, PA, APRIL 28, 2016 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter and six months ended March 31, 2016.

Net income attributable to the Company for the quarter ended March 31, 2016 was $14.4 million, or $0.43 per share, compared to $9.0 million, or $0.27 per share, for the second fiscal quarter last year.  On a non-GAAP adjusted basis, earnings for the fiscal 2016 second quarter were $0.75 per share (a reconciliation of non-GAAP financial information is provided in the table below), compared to $0.67 per share a year ago, representing an increase of 11.9%.  The increase primarily reflected the impact of the acquisition of Aurora Casket Company ("Aurora"), higher sales of bronze and granite memorials, and the realization of acquisition integration synergies.

Non-GAAP adjustments for the current quarter included costs in connection with the integrations of Aurora and Schawk, Inc. ("SGK").  Non-GAAP adjustments also reflected an increase in intangible amortization expense as a result of the Aurora acquisition.  Non-GAAP adjustments a year ago primarily included SGK integration costs, including the write-off of certain intangible assets, and costs in connection with the Company's strategic initiatives.

The Company's consolidated sales for the quarter ended March 31, 2016 were $367.2 million, compared to $349.4 million a year ago, representing an increase of $17.8 million.  Higher sales for the current period resulted principally from the acquisition of Aurora.  In addition, despite a decline in U.S. deaths, the Company reported an increase in bronze and granite memorial sales.  Changes in foreign currency exchange rates had an unfavorable impact of $5.4 million on the Company's consolidated sales for the current quarter compared to a year ago.

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Net income attributable to the Company for the six months ended March 31, 2016 was $19.0 million, or $0.57 per share.  On a non-GAAP adjusted basis, earnings for the first six months of fiscal 2016 were $1.35 per share.  Net income attributable to the Company for the comparable year-to-date period last year was $23.3 million, or $0.70 per share.  On a non-GAAP adjusted basis, earnings for the same period a year ago were $1.22 per share.  The increase in earnings per share on a non-GAAP adjusted basis primarily reflected the impact of the acquisition of Aurora, higher sales of bronze and granite memorials and the realization of acquisition integration synergies.

Non-GAAP adjustments for the current year-to-date period included costs in connection with the integrations of the SGK and Aurora acquisitions.  Non-GAAP adjustments for the current period also reflected an increase in intangible amortization expense as a result of the Aurora acquisition.  Non-GAAP adjustments a year ago primarily included SGK integration costs, including the write-off of certain intangible assets, costs in connection with the Company's strategic initiatives and a net gain on a litigation settlement in the Memorialization segment.

The Company's consolidated sales for the six months ended March 31, 2016 were $721.4 million, compared to $693.0 million a year ago, representing an increase of $28.4 million.  Higher sales for the current period resulted primarily from the acquisition of Aurora and an increase in sales of bronze and granite memorials.  Changes in foreign currency exchange rates had an unfavorable impact of $19.2 million on the Company's current year-to-date consolidated sales compared to a year ago.

Sales for the Memorialization segment for the fiscal 2016 second quarter were $157.4 million, compared to $130.3 million for the same quarter a year ago, representing an increase of $27.1 million.  The increase resulted primarily from the acquisition of Aurora.  In addition, despite a decline in U.S. deaths, the segment reported higher sales of bronze and granite memorials.

The SGK Brand Solutions segment reported sales of $184.4 million for the quarter ended March 31, 2016, compared to $191.7 million a year ago.  Sales were lower in North America and Europe primarily due to slower brand market conditions, which were partially offset by higher sales in the U.K. and Asia and increased merchandising project sales.  Changes in foreign currency exchange rates had an unfavorable impact of $4.5 million on the segment's current quarter sales compared to a year ago.

The Industrial Technologies segment reported sales of $25.4 million for the quarter ended March 31, 2016, compared to $27.4 million for the same quarter last year.  The decline primarily resulted from lower sales in the segment's principal markets generally reflecting slower economic conditions.

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In discussing the Company's results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

 "Although our businesses faced some very challenging market conditions during our fiscal second quarter, we were still able to generate earnings performance nicely ahead of last year.  As we reported last quarter, the brand market in North America continues to be slow, and we also noted softer brand market conditions in Europe.  Despite these conditions, the SGK Brand Solutions segment reported higher operating income as a result of focused efforts on cost structure improvements and synergy benefits achieved from acquisition integration activities.

"In addition, the warmer winter climate in North America and corresponding milder flu season resulted in a significant decline in the number of deaths.  Despite this demographic trend, our Memorialization segment reported an increase in operating profit from a year ago.  Higher sales of bronze and granite memorials and the acquisition of Aurora were the primary drivers of this improvement.

"Our operating cash flow continues to be strong.  While we continue to invest in effective integrations of our recent acquisitions, we also continued to delever as evidenced by the reduction in our consolidated debt levels during the recent quarter.  In addition, we maintained the recent acceleration of investments in new product development projects in our Industrial Technologies segment."

Mr. Bartolacci further stated:  "The SGK and Aurora acquisition integrations continue to progress well.  Based on the efforts of our integration teams, we have a high degree of confidence and remain on track to achieve our long-term synergy objectives.  These efforts will continue and the costs associated with these integrations, including acquisition step-up expense, will impact our earnings results for fiscal 2016.  Consistent with our practice, we will identify these costs on a quarterly basis as incurred."

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Effective April 26, 2016, the Company entered into an amendment to its domestic credit facility.  The amended facility increases total borrowing capacity from $900 million to $1.15 billion through the addition of a $250 million five-year term loan.  The amended facility generally maintains the interest rate structure of the existing revolving credit facility.  In addition, the amendment extends the maturity of the facility to April 2021.

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Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial automation solutions. The SGK Brand Solutions segment is a leader in the delivery of brand development, activation and deployment services that help build our clients' brands and consumers' desire for them.  The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. We have more than 10,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Any forward-looking statements contained in this release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company's control.

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MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015 (1)	2016	2015 (1)
Sales	$367,176	$349,394	$721,408	$692,978
Cost of sales	(229,416)	(221,699)	(457,081)	(440,613)
Gross profit	137,760	127,695	264,327	252,365
Selling and administrative expenses	(111,325)	(108,420)	(225,854)	(207,505)
Operating profit	26,435	19,275	38,473	44,860
Other income (deductions), net	(6,006)	(6,353)	(12,019)	(12,719)
Income before income taxes	20,429	12,922	26,454	32,141
Income taxes	(6,163)	(4,095)	(7,685)	(9,069)
Net Income	14,266	8,827	18,769	23,072
Non-Controlling Interests	91	148	202	263
Net Income attributable to Matthews	$14,357	$8,975	$18,971	$23,335
Earnings per Share – Diluted	$0.43	$0.27	$0.57	$0.70
Earnings per Share – non-GAAP (2)	$0.75	$0.67	$1.35	$1.22

(1)	Prior period amounts have been revised to reflect adjustments in connection with a theft of funds identified during the fiscal 2015 third quarter.
(2)	See the reconciliation of non-GAAP financial information provided in the table below

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The Company periodically provides information derived from consolidated financial data which is not presented in the consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles ("GAAP").  Certain of this information are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules.  The Company believes that this information provides management and investors with a useful measure of the Company's operating results on a comparable basis.  These non-GAAP financial measures are supplemental to the Company's GAAP disclosures and should not be considered an alternative to the GAAP financial information.

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RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION EARNINGS PER SHARE (Unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015 (1)	2016	2015 (1)
Earnings per share, as reported	$0.43	$0.27	$0.57	$0.70
Acquisition-related items	0.17	0.16	0.47	0.29
Intangible asset write-offs	-	0.10	-	0.10
Litigation matter	-	-	-	(0.18)
Strategic initiatives and other charges	-	0.02	-	0.06
Pension and postretirement expense (2)	0.04	0.03	0.09	0.06
Intangible amortization expense	0.11	0.09	0.22	0.19
Earnings per share, as adjusted	$0.75	$0.67	$1.35	$1.22

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA") (Unaudited) (In thousands)
	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015 (1)	2016	2015 (1)
EBITDA, U.S. GAAP basis	$42,983	$34,464	$70,703	$74,559
Acquisition-related items	8,247	7,648	22,758	14,670
Intangible asset write-offs	-	4,842	-	4,842
Litigation matter	-	-	-	(8,996)
Strategic initiatives and other charges	55	1,084	198	2,769
Stock-based compensation	2,741	2,039	5,267	4,564
Pension and postretirement expense (2)	2,076	1,460	4,152	2,920
Adjusted EBITDA	$56,102	$51,537	$103,078	$95,328

(1)	Prior period amounts have been revised to reflect adjustments in connection with a theft of funds identified during the fiscal 2015 third quarter.
(2)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs.  Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses.  The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits.  The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates.  Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.